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EXHIBIT 11.1

                        ALDILA, INC. AND SUBSIDIARIES
            COMPUTATION OF NET INCOME PER COMMON SHARE - UNAUDITED
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


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
                                                                           Three months ended              Six months ended
                                                                                June 30,                       June 30,
                                                                          -----------------------        ---------------------
                                                                            1999            1998           1999          1998
                                                                          -------         -------        -------       --------
BASIC:
Net income (loss)                                                         $   (72)        $ 1,564        $   (379)     $  2,705

Weighted average number of common shares outstanding                       15,462          15,451          15,462        15,441
                                                                          -------         -------        --------      --------

Net income (loss) per common share                                        $ (0.00)        $  0.10        $  (0.02)     $   0.18
                                                                          -------         -------        --------      --------
                                                                          -------         -------        --------      --------

ASSUMING DILUTION:
Net income (loss)                                                         $   (72)        $ 1,564        $   (379)     $  2,705

Weighted average number of common shares outstanding                       15,462          15,451          15,462        15,441

The number of shares resulting from the
assumed exercise of stock options reduced by the number
of shares which could have been purchased with
the proceeds from such exercise, using the average
market price during the period                                                  -             442               -           259
                                                                          -------         -------        --------      --------

Weighted average number of common and
   common equivalent shares                                                15,462          15,893          15,462        15,700
                                                                          -------         -------        --------      --------

Net income (loss) per common share, assuming dilution                     $ (0.00)        $  0.10        $  (0.02)     $   0.17
                                                                          -------         -------        --------      --------
                                                                          -------         -------        --------      --------
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